Exhibit 99.1

SPX Reports Third Quarter 2022 Results

Q3 GAAP EPS of $0.27; Adjusted EPS* of $0.81
Organic Growth Across All Platforms; Solid Contribution from Acquisitions
Raising Full-Year 2022 Adjusted EPS* Guidance to Range of $2.85-2.95

CHARLOTTE, N.C., November 3, 2022 (GLOBE NEWSWIRE) -- SPX Technologies, Inc. (NYSE:SPXC) today reported results for the third quarter ended October 1, 2022.

Gene Lowe, President and CEO, remarked, “I am very pleased with our Q3 results. We had broad strength across the company, with organic growth in each of our six platforms, and strong contributions from recent acquisitions. Price and volumes were both drivers of our growth and margin expansion. In our HVAC segment, our Heating platform drove higher production and sales volumes, while our Detection & Measurement segment benefited from strong project sales.”

Mr. Lowe continued, “Our recently announced divestiture of all of our legacy asbestos liabilities and assets further strengthens and streamlines our company and provides greater certainty for our investors. The transaction will result in increased cash flows and higher earnings power, while freeing up resources to focus on accelerating our organic and inorganic growth.”

Mr. Lowe commented further, “Given our strong Q3 results and growth outlook, we are raising full-year guidance for Adjusted EPS to a range of $2.85-2.95, with the midpoint representing growth of 24% year-on-year. With a strong backlog and operational momentum, we are well positioned to achieve our increased 2022 guidance. We are also on pace to reach our ‘SPX 2025’ targets through organic and inorganic growth, and further progress on our continuous improvement and digital initiatives.”

Third Quarter 2022 Overview:

For the third quarter of 2022, the company reported revenue of $370.5 million and operating income of $37.3 million, compared to revenue of $285.7 million and operating income of $17.7 million in the third quarter of 2021. Diluted income per share from continuing operations in the third quarter of 2022 was $0.27, compared to $0.30 in the third quarter of 2021. Results from continuing operations for the third quarter of 2022 include an asbestos-related charge of $16.5 million, or $0.27 per share on an after-tax basis, related to an unfavorable judicial ruling that limits the scope of certain insurance coverage.

Adjusted operating income* was $48.3 million, compared to $27.4 million in the third quarter of 2021. Adjusted earnings per share* in the third quarter of 2022 was $0.81, compared to $0.44 in the third quarter of 2021.

Third Quarter and Year-to-Date Financial Comparisons:

($ millions)	Q3 2022	Q3 2021	2022 YTD	2021 YTD
Revenue	$370.5	$285.7	$1,031.6	$869.5
Income from continuing operations	12.5	13.9	44.6	54.6
Segment Income*	56.6	32.9	134.9	112.5
Operating Income	37.3	17.7	75.9	59.8

Adjusted Segment Income*	63.4	41.7	159.1	133.4
Adjusted Operating Income*	48.3	27.4	115.6	86.7

* Non-GAAP financial measure. See attached schedules for reconciliation of the historical non-GAAP financial measure to most comparable GAAP financial measure.

HVAC Segment

Revenue for the third quarter of 2022 was $227.8 million, compared to $179.3 million in the third quarter of 2021, an increase of 27.0%, including a 16.3% increase in organic revenue, a 11.3% increase from the acquisition of Cincinnati Fan, and a 0.6% unfavorable impact related to the translation effect of currency fluctuation. The organic increase was the result of stronger overall pricing and higher sales volumes.

Segment income in the third quarter of 2022 was $30.9 million, or 13.6% of revenue, compared to $23.0 million, or 12.8% of revenue in the third quarter of 2021. The increase in segment income and 80 basis points increase in segment income margin were due primarily to the increase in revenue noted above, partially offset by an increase in amortization expense of $1.6 million resulting from the Cincinnati Fan acquisition.

Adjusted segment income*, which excludes intangible amortization expense of $2.2 million, was $33.1 million, or 14.5% of revenue. This compares with adjusted segment income* of $23.6 million, or 13.2% of revenue in the third quarter of 2021, which excludes intangible amortization expense of $0.6 million. The increase in adjusted segment income* and 130 basis points increase in adjusted segment income margin* were due primarily to the increase in revenue noted above.

Detection & Measurement Segment

Revenue for the third quarter of 2022 was $142.7 million, compared to $106.4 million in the third quarter of 2021, an increase of 34.1%, including a 24.0% increase in organic revenue, a 14.4% increase from the acquisitions of Enterprise Control Systems Ltd (“ECS”) and International Tower Lighting, LLC (“ITL”), and a 4.3% unfavorable impact related to the translation effect of currency fluctuation. The organic increase was due to higher revenue across all of our platforms.

Segment income for the third quarter of 2022 was $25.7 million, or 18.0% of revenue, compared to $9.9 million, or 9.3% of revenue, in the third quarter of 2021. The increase in segment income and 870 basis points increase in segment income margin were due primarily to the increase in revenue noted above.

Adjusted segment income*, which excludes intangible amortization expense and acquisition-related costs of $4.6 million, was $30.3 million, or 21.2% of revenue. This compares with adjusted segment income* of $18.1 million, or 17.0% of revenue in the third quarter of 2021, which excludes intangible amortization expense and acquisition related costs of $8.2 million. The increase in adjusted segment income* and 420 basis points increase in adjusted segment income margin* were due primarily to the increase in revenue noted above.

Financial Update:

As of October 1, 2022, SPX had total outstanding debt of $246.9 million and total cash of $187.3 million. During the third quarter of 2022, SPX’s net operating cash used in continuing operations totaled $5.9 million. Capital expenditures for continuing operations for the third quarter of 2022 were $4.0 million.

2022 Guidance Update:

SPX is updating full-year 2022 guidance, and is now targeting consolidated revenue of approximately $1.43-$1.47 billion ($1.41-$1.45 billion prior), an adjusted operating income margin* of approximately 12.0% (11.5%-12.0% prior), and adjusted earnings per share* in a range of $2.85-$2.95 ($2.70-2.85 prior).

Segment and company performance is expected to be as follows:

	Revenue	Segment Income Margin %
HVAC	$900-$920 million ($885-$910 million prior)	~14.0% (14.0% prior)
Detection & Measurement	$525-$545 million ($520-$540 million prior)	20.0%-21.0% (19.0%-21.0% prior)
Total SPX	$1.43-$1.47 billion ($1.41-$1.45 billion prior)	~16.5% (16.0% prior)

Non-GAAP Presentation: To provide additional clarity to its operating results, the company discusses results that include “adjusted” non-GAAP financial measures. Reconciliations of historical adjusted results to the most comparable GAAP measures are available in the exhibits of this press release.

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended October 1, 2022 with the Securities and Exchange Commission on or before November 10, 2022. This press release should be read in conjunction with that filing, which will be available on the company's website at www.spx.com, in the Investor Relations section.

Conference Call: SPX will host a conference call at 4:45 p.m. (EDT) today to discuss third quarter results. The call will be simultaneously webcast via the company's website at www.spx.com and the slide presentation will be available in the Investor Relations section of the site.

New Call Access Process: To access the call by phone, please use the link below to receive dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available until November 10, 2022 at https://www.spx.com.

https://register.vevent.com/register/BI92e3e13598a9411f86c3a41c65d60107

Upcoming Investor Events: Company management plans to conduct meetings with investors during the fourth quarter of 2022 and the company will also be participating in Baird’s 2022 Global Industrial Conference on November 9th and the NYSE Industrials Virtual Investor Access Day on November 16th.

About SPX Technologies, Inc: SPX Technologies, Inc. is a diversified, global supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Technologies, Inc. has more than 3,100 employees in 15 countries. SPX Technologies, Inc. is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

*Non-GAAP financial measure. See attached schedules for reconciliation of each historical non-GAAP measure to the respective most comparable GAAP financial measure.

Note: Our non-GAAP financial guidance excludes items, which would be included in our GAAP financial measures, that we do not consider indicative of our on-going performance; and are calculated in a manner consistent with the presentation of the similarly titled historical non-GAAP measures presented in this press release. These items include, but are not limited to, acquisition costs, costs associated with dispositions, and potential non-cash income or expense items associated with changes in market interest rates and actuarial or other data related to our pension and postretirement plans, as the ultimate aggregate amounts associated with these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of our non-GAAP financial guidance to the most comparable GAAP financial measures is not practicable. Full-year guidance excludes changes in the number of shares outstanding; impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the third quarter, the impact of foreign exchange rate changes subsequent to the end of the third quarter, impacts from further spread of COVID-19, and environmental and litigation charges.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. The company’s business operations and financial profile are subject to risks and uncertainties, including those identified in SPX’s documents filed with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. These filings identify important risk factors and other uncertainties, including the following: the impact of the COVID-19 pandemic and governmental and other actions taken in response, including labor constraints and supply-chain disruptions; the uncertainty of claims resolution with respect to the large power projects in South Africa, as well as claims with respect to environmental and other contingent liabilities; cyclical changes and specific industry events in the company’s markets; economic impacts from continued or escalating geopolitical tensions; changes in anticipated capital investment and maintenance expenditures by customers; availability, limitations or cost increases of raw materials and/or commodities that cannot be recovered in product pricing; the impact of competition on profit margins and the company’s ability to maintain or increase market share; inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services and other supply-chain risks; cyber-security risks; risks with respect to the protection of intellectual property, including with respect to the company’s digitalization initiatives; the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts; defects or errors in current or planned products; domestic economic, political, legal, accounting and business developments adversely affecting the company’s business, including regulatory changes; changes in worldwide economic conditions; uncertainties with respect to the company’s ability to identify acceptable acquisition targets; uncertainties surrounding timing and successful completion of any announced acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings or other benefits from acquisitions; the impact of retained liabilities of disposed businesses; potential labor disputes; and extreme weather conditions and natural and other disasters.

Actual results may differ materially from these statements. The words “guidance,” “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements, except as required by law.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Garrett Roelofs, Assistant Manager, Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com

SOURCE SPX Technologies, Inc.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Revenues	$370.5	$285.7	$1,031.6	$869.5
Costs and expenses:
Cost of products sold	237.4	189.9	669.9	567.0
Selling, general and administrative	89.1	72.7	261.6	223.3
Intangible amortization	6.7	5.5	23.1	16.0
Impairment of goodwill and intangible assets	—	24.3	—	24.3
Special charges, net	—	(0.1)	0.1	0.7
Other operating (income) expense, net	—	(24.3)	1.0	(21.6)
Operating income	37.3	17.7	75.9	59.8

Other income (expense), net	(24.6)	3.8	(19.8)	17.6
Interest expense	(2.6)	(3.5)	(7.3)	(10.9)
Interest income	1.0	0.1	1.4	0.2
Loss on amendment/refinancing of senior credit agreement	(1.1)	—	(1.1)	(0.2)
Income from continuing operations before income taxes	10.0	18.1	49.1	66.5
Income tax (provision) benefit	2.5	(4.2)	(4.5)	(11.9)
Income from continuing operations	12.5	13.9	44.6	54.6

Income (loss) from discontinued operations, net of tax	—	(35.3)	—	9.4
Income (loss) on disposition of discontinued operations, net of tax	(9.4)	351.7	(17.1)	355.0
Income (loss) from discontinued operations, net of tax	(9.4)	316.4	(17.1)	364.4

Net income	$3.1	$330.3	$27.5	$419.0

Basic income per share of common stock:
Income from continuing operations	$0.28	$0.31	$0.98	$1.21
Income (loss) from discontinued operations	(0.21)	6.98	(0.38)	8.05
Net income per share	$0.07	$7.29	$0.60	$9.26

Weighted-average number of common shares outstanding — basic	45.144	45.331	45.382	45.244

Diluted income per share of common stock:
Income from continuing operations	$0.27	$0.30	$0.96	$1.18
Income (loss) from discontinued operations	(0.20)	6.78	(0.37)	7.84
Net income per share	$0.07	$7.08	$0.59	$9.02

Weighted-average number of common shares outstanding — diluted	46.132	46.650	46.253	46.455

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	October 1, 2022	December 31, 2021
ASSETS
Current assets:
Cash and equivalents	$183.4	$388.2
Accounts receivable, net	266.1	223.4
Contract assets	30.2	28.9
Inventories, net	265.2	189.8
Other current assets	92.8	73.1
Total current assets	837.7	903.4
Property, plant and equipment:
Land	13.9	13.9
Buildings and leasehold improvements	62.3	62.9
Machinery and equipment	227.8	231.4
	304.0	308.2
Accumulated depreciation	(197.0)	(194.9)
Property, plant and equipment, net	107.0	113.3
Goodwill	448.6	457.3
Intangibles, net	403.7	415.5
Other assets	619.8	675.9
Deferred income taxes	24.5	11.0
Assets of DBT and Heat Transfer (includes cash and cash equivalents of $3.9 and $7.8 at October 1, 2022 and December 31, 2021, respectively)	41.2	52.2
TOTAL ASSETS	$2,482.5	$2,628.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$125.2	$119.6
Contract liabilities	45.5	44.7
Accrued expenses	194.6	217.9
Income taxes payable	6.8	42.1
Short-term debt	1.9	2.2
Current maturities of long-term debt	0.4	13.0
Total current liabilities	374.4	439.5

Long-term debt	244.6	230.8
Deferred and other income taxes	25.5	31.3
Other long-term liabilities	726.9	788.5
Liabilities of DBT and Heat Transfer	31.4	35.6
Total long-term liabilities	1,028.4	1,086.2

Stockholders' Equity:
Common stock	0.5	0.5
Paid-in capital	1,331.9	1,334.2
Retained deficit	(24.3)	(51.8)
Accumulated other comprehensive income	237.2	263.9
Common stock in treasury	(465.6)	(443.9)
Total stockholders' equity	1,079.7	1,102.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,482.5	$2,628.6

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended				Nine months ended
	October 1, 2022	October 2, 2021	Δ	%/bps	October 1, 2022	October 2, 2021	Δ	%/bps
HVAC reportable segment

Revenues	$227.8	$179.3	$48.5	27.0%	$639.6	$540.3	$99.3	18.4%
Gross profit	69.3	51.5	17.8		188.0	161.5	26.5
Selling, general and administrative expense	36.2	27.9	8.3		106.0	88.3	17.7
Intangible amortization expense	2.2	0.6	1.6		10.3	2.0	8.3
Income	$30.9	$23.0	$7.9	34.3%	$71.7	$71.2	$0.5	0.7%
as a percent of revenues	13.6%	12.8%		80 bps	11.2%	13.2%		-200 bps

Detection & Measurement reportable segment

Revenues	$142.7	$106.4	$36.3	34.1%	$392.0	$329.2	$62.8	19.1%
Gross profit	63.8	44.3	19.5		173.7	141.0	32.7
Selling, general and administrative expense	33.6	29.5	4.1		97.7	85.7	12.0
Intangible amortization expense	4.5	4.9	(0.4)		12.8	14.0	(1.2)
Income	$25.7	$9.9	$15.8	159.6%	$63.2	$41.3	$21.9	53.0%
as a percent of revenues	18.0%	9.3%		870 bps	16.1%	12.5%		360 bps

Consolidated Revenues	$370.5	$285.7	$84.8	29.7%	$1,031.6	$869.5	$162.1	18.6%
Consolidated Segment Income	56.6	32.9	23.7	72.0%	134.9	112.5	22.4	19.9%
as a percent of revenues	15.3%	11.5%		380 bps	13.1%	12.9%		20 bps

Total segment income	$56.6	$32.9	$23.7		$134.9	$112.5	$22.4
Corporate expense	17.2	11.9	5.3		50.2	39.9	10.3
Long-term incentive compensation expense	2.1	3.4	(1.3)		7.7	9.4	(1.7)
Impairment of goodwill and intangible assets	—	24.3	(24.3)		—	24.3	(24.3)
Special charges, net	—	(0.1)	0.1		0.1	0.7	(0.6)
Other operating income/expense, net	—	(24.3)	24.3		1.0	(21.6)	22.6
Consolidated operating income	$37.3	$17.7	$19.6	110.7%	$75.9	$59.8	$16.1	26.9%
as a percent of revenues	10.1%	6.2%		390 bps	7.4%	6.9%		50 bps

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Cash flows from (used in) operating activities:
Net income	$3.1	$330.3	$27.5	$419.0
Less: Income (loss) from discontinued operations, net of tax	(9.4)	316.4	(17.1)	364.4
Income from continuing operations	12.5	13.9	44.6	54.6
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	—	(0.1)	0.1	0.7
(Gain) loss on change in fair value of equity security	7.4	(1.6)	3.0	(9.0)
Deferred and other income taxes	(7.9)	(0.3)	(16.9)	1.9
Depreciation and amortization	11.3	12.0	36.9	31.9
Pension and other employee benefits	3.7	—	10.0	1.0
Long-term incentive compensation	2.1	3.4	7.7	9.4
Other, net	0.4	0.4	1.4	3.6
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable and other assets	(15.9)	43.6	(20.9)	74.9
Inventories	(33.5)	(15.3)	(78.4)	(21.6)
Accounts payable, accrued expenses and other	14.1	—	(76.5)	(50.6)
Cash spending on restructuring actions	(0.1)	—	(0.4)	(1.2)
Net cash from (used in) continuing operations	(5.9)	56.0	(89.4)	95.6
Net cash from (used in) discontinued operations	(8.1)	18.9	(21.1)	58.2
Net cash from (used in) operating activities	(14.0)	74.9	(110.5)	153.8

Cash flows from (used in) investing activities:
Proceeds related to company-owned life insurance policies, net	3.0	4.3	4.6	8.2
Business acquisitions, net of cash acquired	1.4	(38.1)	(40.0)	(120.0)
Capital expenditures	(4.0)	(3.3)	(10.0)	(7.5)
Net cash from (used in) continuing operations	0.4	(37.1)	(45.4)	(119.3)
Net cash from (used in) discontinued operations	—	619.1	(13.9)	617.9
Net cash from (used in) investing activities	0.4	582.0	(59.3)	498.6

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	245.0	107.1	245.0	209.1
Repayments under senior credit facilities	(237.4)	(248.7)	(243.7)	(343.6)
Borrowings under trade receivables arrangement	—	47.0	—	179.0
Repayments under trade receivables arrangement	—	(73.0)	—	(207.0)
Net repayments under other financing arrangements	(0.5)	(0.3)	(0.7)	(0.3)
Payment of contingent consideration	—	—	(1.3)	—
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	0.3	0.1	(4.9)	(3.7)
Repurchases of common stock	—	—	(33.7)	—
Financing fees paid	(1.9)	—	(1.9)	—
Net cash from (used in) continuing operations	5.5	(167.8)	(41.2)	(166.5)
Net cash from (used in) discontinued operations	0.7	0.1	1.0	(0.3)
Net cash from (used in) financing activities	6.2	(167.7)	(40.2)	(166.8)
Change in cash and equivalents due to changes in foreign currency exchange rates	(0.5)	1.8	1.3	6.2
Net change in cash and equivalents	(7.9)	491.0	(208.7)	491.8
Consolidated cash and equivalents, beginning of period	195.2	69.1	396.0	68.3
Consolidated cash and equivalents, end of period	$187.3	$560.1	$187.3	$560.1

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

	Nine months ended
	October 1, 2022
Beginning cash and equivalents	$396.0
Cash used in continuing operations	(89.4)
Capital expenditures	(10.0)
Business acquisitions, net of cash acquired	(40.0)
Proceeds related to company-owned life insurance policies, net	4.6
Payment of contingent consideration	(1.3)
Borrowings under senior credit facilities	245.0
Repayments under senior credit facilities	(243.7)
Net repayments under other financing arrangements	(0.7)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(4.9)
Repurchases of common stock	(33.7)
Financing fees paid	(1.9)
Cash used in discontinued operations	(34.0)
Change in cash due to changes in foreign currency exchange rates	1.3
Ending cash and equivalents	$187.3

	Debt at				Debt at
	December 31, 2021	Borrowings	Repayments	Other	October 1, 2022
Revolving loans	$—	$—	$—	$—	$—
Term loan	243.7	245.0	(243.7)	—	245.0
Trade receivables financing arrangement	—	—	—	—	—
Other indebtedness	3.3	0.1	(0.8)	—	2.6
Less: Deferred financing costs associated with the term loan	(1.0)	—	—	0.3	(0.7)
Totals	$246.0	$245.1	$(244.5)	$0.3	$246.9

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ORGANIC REVENUE
HVAC AND DETECTION & MEASUREMENT REPORTABLE SEGMENTS
(Unaudited)

	Three months ended October 1, 2022
	HVAC	Detection & Measurement
Net Revenue Growth	27.0%	34.1%

Exclude: Foreign Currency	(0.6)%	(4.3)%

Exclude: Acquisitions	11.3%	14.4%

Organic Revenue Growth	16.3%	24.0%

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED SEGMENT INCOME
(Unaudited; in millions)

CONSOLIDATED SPX:	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Total segment income	$56.6	$32.9	$134.9	$112.5

Exclude: Acquisition related costs (1)	(0.1)	(3.3)	(1.1)	(4.9)

Exclude: Amortization expense (2)	(6.7)	(5.5)	(23.1)	(16.0)

Adjusted segment income	$63.4	$41.7	$159.1	$133.4
as a percent of revenues (3)	17.1%	14.6%	15.4%	15.3%

HVAC REPORTABLE SEGMENT:
	Three months ended
	October 1, 2022	October 2, 2021
Segment income	$30.9	$23.0

Exclude: Amortization expense (2)	(2.2)	(0.6)

Adjusted segment income	$33.1	$23.6
as a percent of segment revenues (3)	14.5%	13.2%

DETECTION & MEASUREMENT REPORTABLE SEGMENT:
	Three months ended
	October 1, 2022	October 2, 2021
Segment income	$25.7	$9.9

Exclude: Acquisition related costs (1)	(0.1)	(3.3)

Exclude: Amortization expense (2)	(4.5)	(4.9)

Adjusted segment income	$30.3	$18.1
as a percent of segment revenues (3)	21.2%	17.0%

(1) Represents (i) additional “Cost of products sold” of $0.1 and $1.1 during the three and nine months ended October 1, 2022, respectively, and $0.7 and $2.3 during the three and nine months ended October 2, 2021, respectively, associated with the ITL acquisition (2022) and the ECS, Sealite, and Sensors and Software acquisitions (2021); (ii) a non-cash impairment charge of $1.9 during the three and nine months ended October 2, 2021; and (iii) integration costs of $0.7 during the three and nine months ended October 2, 2021 related to the Sealite acquisition.

(2) Represents amortization expense associated with acquired intangible assets.

(3) See "Results of Reportable Segments" for applicable percentages based on GAAP results.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED OPERATING INCOME
(Unaudited; in millions)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Operating income	$37.3	$17.7	$75.9	$59.8

Include - TSA Income (1)	0.6	—	2.4	—

Exclude:
Acquisition related and other costs (2)	(3.7)	(4.2)	(13.2)	(8.2)

Impairment of goodwill and intangible assets (3)	—	(24.3)	—	(24.3)

Other operating income/expense, net (4)	—	24.3	(1.0)	21.6

Amortization expense (5)	(6.7)	(5.5)	(23.1)	(16.0)

Adjusted operating income	$48.3	$27.4	$115.6	$86.7
as a percent of revenues (6)	13.0%	9.6%	11.2%	10.0%

(1) Represents transition services income related to the Transformer Solutions disposition. Amount recorded in non-operating income for U.S. GAAP purposes.

(2) For the three and nine months ended October 1, 2022, represents (i) cost incurred in connection with acquisitions and strategic/transformation initiatives ($4.2 and $12.3, respectively), (ii) costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes of $0.2 and $0.6, respectively, (iii) inventory step-up charges of $0.1 and $1.1, respectively, related to our ITL acquisition, and (iv) a benefit of $0.8 related to forfeitures of long-term incentive compensation. For the three and nine months ended October 2, 2021, represents (i) inventory step-up charges of $0.7 and $2.3, respectively, (ii) costs associated with acquisition and integration efforts of $1.4 and $3.3, respectively, (iii) a non-cash asset impairment charge of $1.9, and (iv) costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes of $0.2 and $0.7, respectively.

(3) For the three and nine months ended October 2, 2021, represents the removal of non-cash charges related to the impairment of certain goodwill and intangible assets.

(4) For the nine months ended October 1, 2022, represents asbestos-related charges of $2.3, partially offset by a gain of $1.3 related to the revision of a liability associated with contingent consideration on a recent acquisition. For the three months ended October 2, 2021, represents a gain of $24.3 related to the revision of a liability associated with contingent consideration on a recent acquisition. For the nine months ended October 2, 2021, represents the $24.3 gain mentioned above, partially offset by asbestos-related charges of $2.7.

(5) Represents amortization expense associated with acquired intangible assets.

(6) See "Results of Reportable Segments" for applicable percentages based on GAAP results.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended October 1, 2022
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income (1)	$56.6	$6.8	$63.4
Corporate expense (2)	(17.2)	5.0	(12.2)
Long-term incentive compensation expense (3)	(2.1)	(0.8)	(2.9)
Special charges, net	—	—	—
Other operating expense, net	—	—	—
Operating income	37.3	11.0	48.3

Other income (expense), net (4)	(24.6)	26.4	1.8
Interest expense, net	(1.6)	—	(1.6)
Loss on amendment/refinancing of senior credit agreement (5)	(1.1)	1.1	—
Income from continuing operations before income taxes	10.0	38.5	48.5
Income tax (provision) benefit (6)	2.5	(13.5)	(11.0)
Income from continuing operations	12.5	25.0	37.5

Diluted shares outstanding	46.132		46.132

Earnings per share from continuing operations	$0.27		$0.81

(1) Adjustment represents the removal of (i) amortization expense associated with acquired intangible assets ($6.7) and (ii) an inventory step-up charge ($0.1) related to our ITL acquisition.

(2) Adjustment represents the removal of acquisition and strategic/transformation related expenses ($4.2), costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes ($0.2), as well as a reclassification of transition services income ($0.6) from "Other income (expense), net."

(3) Adjustment represents the removal of a benefit of $0.8 related to long-term incentive compensation forfeitures.

(4) Adjustment represents the removal of (i) asbestos-related charges ($16.5), (ii) a loss on an equity security associated with a fair value adjustment ($7.4), and (iii) pension "mark-to-market" losses and non-service pension and postretirement charges ($3.1), partially offset by (iv) the reclassification of income related to a transition services agreement ($0.6) to "Corporate expense."

(5) Adjustment represents the removal of a non-cash charge and certain expenses incurred in connection with an amendment to our senior credit agreement.

(6) Adjustment represents the tax impact of items (1) through (5) above and removal of certain non-recurring income tax benefits.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended October 2, 2021
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income (1)	$32.9	$8.8	$41.7
Corporate expense (2)	(11.9)	0.9	(11.0)
Long-term incentive compensation expense	(3.4)	—	(3.4)
Impairment of goodwill and intangible assets (3)	(24.3)	24.3	—
Special charges, net	0.1	—	0.1
Other operating income, net (4)	24.3	(24.3)	—
Operating income	17.7	9.7	27.4

Other income, net (5)	3.8	(2.4)	1.4
Interest expense, net (6)	(3.4)	0.1	(3.3)
Income from continuing operations before income taxes	18.1	7.4	25.5
Income tax provision (7)	(4.2)	(0.6)	(4.8)
Income from continuing operations	13.9	6.8	20.7

Diluted shares outstanding	46.650		46.650

Earnings per share from continuing operations	$0.30		$0.44

(1) Adjustment represents the removal of (i) amortization expense associated with acquired intangible assets ($5.5), (ii) inventory step-up charges related to the ECS acquisition ($0.7), (iii) integration costs ($0.7), and (iv) a non-cash asset impairment charge ($1.9).

(2) Adjustment represents the removal of acquisition related expenses incurred during the period ($0.7) and costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes ($0.2).

(3) Adjustment represents the removal of non-cash charges related to the impairment of certain goodwill and intangible assets.

(4) Adjustment represents the removal of a gain ($24.3) related to the revision of the liability associated with contingent consideration on a recent acquisition.

(5) Adjustment represents the removal of (i) a gain on an equity security associated with a fair value adjustment ($1.6), (ii) a gain on the sale of an equity security ($0.4), and (iii) non-service pension and postretirement income ($0.4).

(6) Adjustment relates to the removal of amounts associated with the write-off of deferred finance costs in connection with a reduction of our foreign credit facilities primarily used to support our South Africa business.

(7) Adjustment primarily represents the tax impact of items (1) through (6) above and the removal of certain non-recurring income tax charges.